Exhibit 99.5

Schedule III

The following table sets forth all unreported transactions with respect to common stock effected by or on behalf of the Reporting Persons.  All of their transactions were effectuated for cash.

COMMON STOCK
TRADE DATE	BUY/SELL	QUANTITY	PRICE	EXECUTION
07/29/2024	S	24	$13.0853	OTC
07/30/2024	S	28	$13.139	OTC
07/31/2024	S	44	$13.153	OTC
08/01/2024	S	39	$13.1211	OTC
08/02/2024	S	20	$12.9997	OTC
08/05/2024	B	116	$12.3636	OTC
08/15/2024	B	39	$12.7798	OTC
10/10/2024	S	1,800	$12.8066	OTC
10/15/2024	B	1,800	$12.705	OTC